Exhibit 4.4

CERTIFICATE OF TRUST

OF

GMAC CAPITAL TRUST I

This Certificate of Trust of GMAC Capital Trust I (the "Trust"), dated as of December 22, 2009, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the "Act"). The undersigned hereby certify as follows:

1. Name. The name of the statutory trust being formed hereby is GMAC Capital Trust I.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is as follows:

BNY Mellon Trust of Delaware
White Clay Center
Route 273
Newark, Delaware 19711
Attention: Corporate Trust Department

3. Effective Date. This Certificate of Trust shall be effective as of its filing with the Secretary of State of the State of Delaware.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of the date first above written.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity, but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President

THE BANK OF NEW YORK MELLON, not in its individual capacity, but solely as Institutional Trustee

By:	/s/ Sherma Thomas
	Name:	Sherma Thomas
	Title:	Senior Associate

By:	/s/ Christopher Halmy
Christopher Halmy, as Administrative Trustee

By:	/s/ Sean Leary
Sean Leary, as Administrative Trustee